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EXHIBIT 99.1                                                        NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE
                                                                October 15, 2004


For Further Information Contact:
Anthony J. Caldarone
Chairman and Chief Executive Officer
Calton, Inc.
(772) 794-1414
Company website:  WWW.CALTONINC.COM


                 CALTON, INC. REPORTS THIRD QUARTER 2004 RESULTS

Vero Beach, Florida, October 15, 2004 - Calton, Inc. (OTC.BB:CTON.OB) announced today results for the quarter and nine months ended August 31, 2004.

Anthony J. Caldarone, Chairman and Chief Executive Officer, announced a net profit of $53,000 ($0.01 per basic and diluted share) for the quarter ended August 31, 2004, compared to a net loss of $447,000 ($0.09 loss per basic and diluted share) for the quarter ended August 31, 2003. He also announced a net profit of $181,000 ($0.02 per basic and diluted share) for the nine months ended August 31, 2004, compared to a $1,530,000 net loss ($0.32 loss per basic and diluted share) for the nine months ended August 31, 2003.

Revenues for the three months ended August 31, 2004 and 2003 were $3,351,000 and $188,000, respectively. Revenues for the three months ended August 31, 2004 included $3,193,000 from the homebuilding operations (which began operations in September 2003) and $158,000 from the website design and development operations. For the three months ended August 31, 2003, revenues included $77,000 from the technical staffing operations (which were wound down in the fourth quarter of fiscal 2003) and $111,000 from the website design and implementation operations.

Revenues for the nine months ended August 31, 2004 and 2003 were $8,229,000 and $814,000, respectively. Revenues for the nine months ended August 31, 2004 included $7,753,000 from the homebuilding operations (which began operations in September 2003) and $475,000 from the website design and development operations. For the nine months ended August 31, 2003, revenues included $440,000 from the technical staffing operations (which were wound down in the fourth quarter of fiscal 2003) and $361,000 from the website design and implementation operations.

Cost of sales from the homebuilding division amounted to $2,598,000 and $6,271,000 for the three and nine months ended August 31, 2004, respectively. There are no similar expenses in the three or nine months ended August 31, 2003 as the homebuilding operations began in September 2003. Cost of sales for the website design and implementation/technical staffing operations were $72,000 for the three months ended August 31, 2004 compared to $104,000 for the three months ended August 31, 2003. Cost of sales for the website design and implementation/technical staffing operations were $218,000 for the nine months ended August 31, 2004 compared to

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$514,000 for the nine months ended August 31, 2003. The decline in expenses is a direct result of the technical staffing operations being wound down in the fourth quarter of 2003.

Selling, general and administrative expenses for the three months ended August 31, 2004 and August 31, 2003 were $628,000 and $576,000 respectively. Selling, general and administrative expenses for the nine months ended August 31, 2004 were $1,766,000 compared to $1,845,000 for the nine months ended August 31, 2003.

During the nine months ended August 31, 2004, the Company received $228,000 from the sale of marketable securities.

Although the Company's communities under development did not suffer significant damage as a result of the recent hurricane activity in Florida, the damage caused by the hurricanes in the region has adversely impacted the Company's ability to obtain building permits and utility installations. In addition, the Company is experiencing modest delays in the procurement of materials and the availability of subcontractors. As a result, the Company anticipates delays in deliveries of homes.

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
CALTON, INC. (OTC.BB:CTON.OB)
                                                              Three Months Ended
                                                                   August 31,
                                                    ----------------------------------------
                                                           2004                 2003
                                                    -------------------  -------------------
Revenues                                                    $3,351,000             $188,000
                                                    ===================  ===================

Net Profit/(Loss)                                              $53,000            ($447,000)
                                                    ===================  ===================

Earnings/(Loss) Per Share
    Basic and Diluted                                            $0.01               ($0.09)
                                                    ===================  ===================

Weighted Average Number of Shares Outstanding
    Basic                                                    9,299,000            4,846,000
    Diluted                                                  9,400,000            4,846,000


                                                                 Nine Months Ended
                                                                   August 31,
                                                    ----------------------------------------
                                                           2004                 2003
                                                    -------------------  -------------------

Revenues                                                    $8,229,000             $814,000
                                                    ===================  ===================

Net Profit/(Loss)                                             $181,000          ($1,530,000)
                                                    ===================  ===================

Earnings/(Loss) Per Share
    Basic and Diluted                                            $0.02               ($0.32)
                                                    ===================  ===================

Weighted Average Number of Shares Outstanding
    Basic                                                    9,268,000            4,712,000
    Diluted                                                  9,405,000            4,712,000


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Certain information included in this press release and Company filings
(collectively, "SEC filings") under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (as well as information communicated orally or in writing between the dates of such SEC filings) contains or may contain forward looking information that is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. Among these risks, trends and uncertainties are matters related to the continued operating losses and their effects on liquidity, the Company's ability to raise capital, commercial acceptance of the Company's co-branded customer loyalty credit card program, national and local economic conditions, including conditions in the residential homebuilding industry, conditions and trends in the homebuilding, Internet and technology industries in general, changes in interest rates, the Company's ability to acquire property for development, the impact of severe weather on the Company's homebuilding operations, the effect of governmental regulation on the Company and the risks described under the caption "Certain Risks" in the Company's Annual Report on Form 10-KSB for the fiscal year ended November 30, 2003.

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